UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2025

FIRST BUSEY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	0-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 West University Avenue

Champaign, Illinois 61820

(Address of principal executive offices) (Zip Code)

(217) 365-4544

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BUSE	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Jeffrey D. Jones

On February 19, 2025, First Busey Corporation (the “Company”) entered into a Separation Agreement (the “Separation Agreement”) with Jeffrey D. Jones, the former Executive Vice President, Chief Financial Officer of the Company and Busey Bank, confirming the separation of Mr. Jones from his employment with the Company and its subsidiaries effective February 18, 2025. Mr. Jones’ separation from the Company was not related in any way to, and did not involve any disagreement with respect to, the Company’s financial reporting or financial condition, operations, or financial policies or practices, including the Company’s controls, or the pending acquisition of CrossFirst Bankshares, Inc.

Under the terms of the Separation Agreement, subject to the effectiveness of a release of claims, Mr. Jones will receive (a) cash severance in the amount of $1,045,935, representing the sum of one year of base salary and the amount of his last annual bonus from 2024, (b) a pro-rated annual bonus for 2025, determined based on actual performance for the 2025 performance year, (c) one year of continued health insurance coverage under COBRA and (d) a cash amount in the amount of $637,712, reflecting the pro rata value of restricted stock units granted in 2020 that were scheduled to vest in 2025. Mr. Jones’ outstanding unvested equity awards will otherwise be forfeited pursuant to the terms of the relevant plan and award agreements. In addition, Mr. Jones continues to be bound by his post-employment non-competition, non-solicitation, and non-disclosure covenants and obligations under his employment agreement.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Appointment of Scott A. Phillips as Interim Chief Financial Officer

Effective February 18, 2025, the Board of Directors of the Company appointed Scott A. Phillips, CPA, as Interim Chief Financial Officer of the Company. Mr. Phillips also will serve as the Interim Chief Financial Officer of Busey Bank, the Company’s principal subsidiary.

Mr. Phillips, age 46, has served as the Company’s Senior Vice President, Corporate Controller and Principal Accounting Officer since 2023 and as the Company’s Senior Vice President, Corporate Controller since 2019. In his capacity as Senior Vice President, Corporate Controller and Principal Accounting Officer of the Company, Mr. Phillips also oversees the Company’s accounting department, accounting policy, income taxes and U.S. Securities and Exchange Commission (“SEC”), Sarbanes-Oxley and regulatory reporting and will retain this oversight responsibility while serving as Interim Chief Financial Officer.

With more than 20 years professional experience—15 of which are in banking—Mr. Phillips started his career spending nearly five years as a Senior Auditor at Deloitte and Touche, performing operational and financial audits for public and private companies in the financial services, real estate, manufacturing, transportation and consumer products industries. He went on to become the SEC Reporting Project Manager at BB&T Corporation—now Truist Financial—where he was responsible for quarterly and annual SEC reporting. From there, Mr. Phillips spent five years at Florida Community Bank, first as the Director of Financial Reporting and then as the Chief Accounting Officer.

Mr. Phillips has a Master of Business Administration degree from Webster University, a Bachelor of Science in Accounting from the University of North Florida and a Bachelor of Science in Business Administration from Coastal Carolina University. Mr. Phillips is an active member of the American Institute of Certified Public Accountants (AICPA).

At this time, Mr. Phillips will continue to be compensated according to the terms of his existing compensation arrangements with the Company.

Item 9.01	Financial Statements and Exhibits

(d)            Exhibits

Exhibit Number	Description
10.1	Separation Agreement between First Busey Corporation and Jeffrey D. Jones, dated February 18, 2025
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2025	Van A. Dukeman

	By:	/s/ Van A. Dukeman
Van A. Dukeman
Chairman and Chief Executive Officer